Exhibit 99.1

FIRST AMENDMENT TO

ASSET PURCHASE AND ASSIGNMENT AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AND ASSIGNMENT AGREEMENT (the “Amendment”), is made effective as of the 31th day of March, 2021 (the “Amendment Date”) by and between Anchiano Therapeutics, Inc., a company organized under the laws of Delaware (“Anchiano”) and Kestrel Therapeutics, Inc., a company organized under the laws of Delaware (“Kestrel”; each of Anchiano and Kestrel, a “Party” and, together, the “Parties”).:

Capitalized terms used and not otherwise defined herein shall have the respective meaning ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, the Parties, are parties to that certain Asset Purchase and Assignment Agreement dated as of March 16, 2021 (the Agreement” and the “Effective Date”); and

WHEREAS, the parties have agreed to amend certain provisions of the Agreement as set forth herein.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	On the Amendment Date (and not later than April 5, 2021), Kestrel shall pay Anchiano a non- refundable payment in the amount of $125,000 (the “Second Upfront Payment”).

2.	Section 1.6 to the Agreement shall be replaced in its entirely by the following: “Purchase Price. As consideration for the assignment of the Transferred Assets, Kestrel shall, at the Closing, (i) pay to Anchiano the sum of US$750,000 (i.e. a total of US$1,000,000 with the upfront payments) (such amount is in addition to the “Upfront Payment” in the amount of US$125,000 made by Kestrel to Anchiano prior to the Closing Date pursuant to the Term Sheet between the Parties dated January 11, 2021 and the Second Upfront Payment, the “Purchase Price”), and (ii) assume the Assumed Liabilities.”

3.	Section 3.1 to the Agreement shall be replaced in its entirely by the following: “The transactions contemplated under this Agreement shall occur and take place at a closing (the “Closing”) to be held on or before April 30, 2021 (or such other date if mutually agreed between the Parties) (such date, the “Closing Date”)”

4.	This Amendment shall be effective as of the Effective Date. Other than as specifically amended hereby, the provisions of the Agreement shall remain in full force and effect. In the event of a contradiction between any provision of the Agreement and this Amendment, the terms of this Amendment shall prevail.

5.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment shall become effective only upon the receipt by Anchiano of the Second Upfront Payment, provided, such Second Upfront Payment is received by Anchiano not later than April 5, 2021 (end of day US Eastern Time). It is clarified that if the Closing takes place on April 30, 2021 (or at such other date if agreed between the Parties) – all payments that were due under the Collaboration and License Agreement (or otherwise under the Transferred Assets and Assumed Liabilities, including for maintaining any intellectual property rights and any related reimbursements to ADT for any patent expenses) for the duration between March 31 and April 30, 2021 (or such other Closing Date) – shall be borne by Kestrel and added to the Purchase Price (as if the Closing occurred on March 31, 2021).

[Signature page follows]

IN WITNESS WHEREOF, as of the date first above written, the undersigned parties hereto have caused this First Amendment to Agreement to be executed and delivered.

Anchiano Therapeutics, Inc.

By:	/s/ Adi Mor
Name: Adi Mor
Title: CEO

Kestrel Therapeutics, Inc.

By:	/s/ Frank Haluska
Name: Frank Haluska
Title: CEO